Exhibit 99

Meridian Bancorp, Inc. Reports Record Fourth Quarter and Record Full Year Net Income,

Up 38% and 20% from Prior Year Periods

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (January 28, 2020): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $17.1 million, or $0.33 per diluted share, for the quarter ended December 31, 2019, compared to $19.7 million, or $0.38 per diluted share, for the quarter ended September 30, 2019 and $12.4 million, or $0.24 per diluted share, for the quarter ended December 31, 2018. For the year ended December 31, 2019, net income was $67.0 million, or $1.30 per diluted share, up from $55.8 million, or $1.06 per diluted share, for the year ended December 31, 2018. The Company’s return on average assets was 1.08% for the quarter ended December 31, 2019, compared to 1.24% for the quarter ended September 30, 2019 and 0.83% for the quarter ended December 31, 2018. For the year ended December 31, 2019, the Company’s return on average assets was 1.06%, up from 0.99% for the year ended December 31, 2018. The Company’s return on average equity was 9.45% for the quarter ended December 31, 2019, compared to 11.17% for the quarter ended September 30, 2019, and 7.28% for the quarter ended December 31, 2018. For the year ended December 31, 2019, the Company’s return on average equity was 9.56%, up from 8.36% for the year ended December 31, 2018.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report record net income of $67.0 million for the year 2019, up $11.2 million, or 20%, from 2018, while our net income for the quarter rose $4.7 million, or 38%, to $17.1 million, a new fourth quarter record, from the fourth quarter of 2018. These earnings increases reflect loan loss provision reversals of $2.6 million for the year 2019 and $504,000 in the fourth quarter resulting from $420 million of commercial loan payoffs and $219 million of construction loans that converted to permanent status in the second half of the year, along with continuing increases in net interest income and substantial improvements in the market valuations of our marketable equity securities portfolio during 2019. This high volume of loan payoffs continued to be driven by the competitive interest rate environment and the strength of commercial real estate market conditions in the metropolitan Boston area, although our loan pipelines also remain strong as we achieved the highest origination volume of the year at $361 million in the fourth quarter.”

The Company’s net interest income was $43.7 million for the quarter ended December 31, 2019, down $563,000, or 1.3%, from the quarter ended September 30, 2019 and up $1.5 million, or 3.5%, from the quarter ended December 31, 2018. The interest rate spread and net interest margin on a tax-equivalent basis were 2.51% and 2.84%, respectively, for the quarter ended December 31, 2019 compared to 2.52% and 2.87%, respectively, for the quarter ended September 30, 2019 and 2.62% and 2.93%, respectively, for the quarter ended December 31, 2018. For the year ended December 31, 2019, net interest income increased $8.5 million, or 5.2%, to $172.9 million from the year ended December 31, 2018. The interest rate spread and net interest margin on a tax-equivalent basis were 2.52% and 2.86%, respectively, for the year ended December 31, 2019, compared to 2.76% and 3.03%, respectively, for the year ended December 31, 2018. The decrease in net interest income for the quarter ended December 31, 2019 from the quarter ended September 30, 2019 was primarily due to a reduction in average loan balances. The increases in net interest income for the quarter and year ended December 31, 2019 compared to the respective periods of 2018 were primarily due to growth in average loan balances and yields on interest-earning assets, reflecting higher commercial loan prepayment fees, partially offset by increases in the average balances of total deposits and borrowings and the cost of funds.

Total interest and dividend income totaled $66.8 million for the quarter ended December 31, 2019, down $1.7 million, or 2.5%, from the quarter ended September 30, 2019, primarily due to a $68.1 million, or 1.2%, decrease in the Company’s average loan balances to $5.773 billion and a decrease in yield on loans on a tax-equivalent basis of four basis points to 4.50%. Compared to the quarter ended December 31, 2018, total interest and dividend income increased $5.1 million, or 8.3%, primarily due to growth in the Company’s average loan balances of $338.7 million, or 6.2%, and an increase in the yield on loans on a tax-equivalent basis of 11 basis points. Interest and fees on loans included commercial loan prepayment fees of $851,000 for the quarter ended December 31, 2019, down from $873,000 for the quarter ended September 30, 2019 and up from $435,000 for the quarter ended December 31, 2018. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.33% for the quarter ended December 31, 2019, down nine basis points from the quarter ended September 30, 2019 and up seven basis points from the quarter ended December 31, 2018. For the year ended December 31, 2019, the Company’s total interest and dividend income increased $38.4 million, or 16.9%, to $266.1 million from the year ended December 31, 2018, primarily due to growth in the Company’s average loan balances of $660.8 million, or 12.9%, to $5.780 billion and an increase in the yield on loans on a tax-equivalent basis of 16 basis points to 4.49% for the year ended December 31, 2019 compared to the year ended December 31, 2018. Interest and fees on loans included commercial loan prepayment fees of $2.1 million for the year ended December 31, 2019, up from $1.1 million for the year ended December 31, 2018. The Company’s yield on interest-earning assets on a tax-equivalent basis increased 19 basis points to 4.37% for the year ended December 31, 2019 compared to the same period in 2018.

Total interest expense totaled $23.2 million for the quarter ended December 31, 2019, down $1.1 million, or 4.7%, from the quarter ended September 30, 2019, and up $3.6 million, or 18.6%, from the quarter ended December 31, 2018. Interest expense on deposits decreased $1.2 million, or 5.9%, to $19.0 million for the quarter ended December 31, 2019, from the quarter ended September 30, 2019, primarily due to decreases of $39.5 million in average total deposits to $4.931 billion and eight basis points in the cost of average total deposits to 1.53%. Interest expense on deposits increased $1.9 million, or 11.2%, from the quarter ended December 31, 2018, primarily due to increases of $293.9 million, or 6.3%, in average total deposits and seven basis points in the cost of average total deposits from the quarter ended December 31, 2018. Interest expense on borrowings increased to $4.2 million for the quarter ended December 31, 2019, up $51,000, or 1.2%, from the quarter ended September 30, 2019 and $1.7 million, or 70.7%, from the quarter ended December 31, 2018, primarily due to growth in average total borrowings to $636.4 million and increases in the average cost of borrowings to 2.61%, unchanged from the quarter ended September 30, 2019, and up from 1.67% for the quarter ended December 31, 2018. The Company’s total cost of funds was 1.65% for the quarter ended December 31, 2019, down seven basis points from the quarter ended September 30, 2019 and up 16 basis points from the quarter ended December 31, 2018. Total interest expense increased $29.9 million, or 47.3%, to $93.2 million for the year ended December 31, 2019 from the year ended December 31, 2018. Interest expense on deposits increased $24.3 million, or 44.6%, to $79.0 million for the year ended December 31, 2019 from the year ended December 31, 2018 due to growth in average total deposits of $598.2 million, or 13.7%, to $4.954 billion and an increase in the cost of average total deposits of 34 basis points to 1.59%. Interest expense on borrowings increased $5.6 million, or 64.9%, to $14.2 million for the year ended December 31, 2019 from the year ended December 31, 2018 due to an increase in the cost of average total borrowings of 90 basis points to 2.39% and an increase in average total borrowings of $16.8 million, or 2.9%, to $593.7 million. The Company’s cost of funds increased 40 basis points to 1.68% for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Mr. Gavegnano continued, “Our net interest income rose 5% while our net interest margin remained steady throughout most of 2019. The slight declines of 1.3% in our net interest income and three basis points in our net interest margin to 2.84% for the fourth quarter from the third quarter of 2019 resulted from a net reduction of $68 million, or 2.5%, in the loan portfolio for the second half of 2019 due to the rise in commercial loan payoffs.  Following its peak in the second quarter, our cost of funds was reduced by seven basis points in the fourth quarter to 1.65%. We expect to maintain and expand our margin in the coming months as the loans in our origination pipeline are funded and our loan yields rise while funding costs continue to decline.”

The Company recognized a reversal of $504,000 in its provision for loan losses for the quarter ended December 31, 2019, compared to a reversal of $3.0 million for the quarter ended September 30, 2019 and a provision of $3.6 million for the quarter ended December 31, 2018. For the year ended December 31, 2019, there was a loan loss provision reversal of $2.6 million compared to a provision expense of $7.8 million for the year ended December 31, 2018. The reductions in the provision for loan losses were primarily due to substantial payoffs of multi-family, commercial real estate and commercial and industrial loans, the conversion of construction loans to permanent status in the commercial loan categories and continuing improvements in credit quality trends during the year ended December 31, 2019. The allowance for loan losses was $50.3 million or 0.87% of total loans at December 31, 2019, compared to $50.8 million or 0.88% of total loans at September 30, 2019, and $53.2 million or 0.94% of total loans at December 31, 2018. The declines in the allowance for loan losses coverage ratio were based on management’s assessment of the loan portfolio balance and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improvements in asset quality trends.

Net charge-offs totaled $5,000 for the quarter ended December 31, 2019 compared to net charge-offs of $56,000 for the quarter ended September 30, 2019 and net recoveries of $59,000 for the quarter ended December 31, 2018. For the year ended December 31, 2019, net charge-offs totaled $348,000 compared to net recoveries of $198,000 for the year ended December 31, 2018.

Non-accrual loans were $3.4 million, or 0.06% of total loans outstanding, at December 31, 2019; down $545,000, or 13.8%, from September 30, 2019; and down $3.5 million, or 50.7%, from December 31, 2018. Non-performing assets were $3.4 million, or 0.05% of total assets, at December 31, 2019, compared to $3.9 million, or 0.06% of total assets, at September 30, 2019, and $6.9 million, or 0.11% of total assets, at December 31, 2018.

Mr. Gavegnano noted, “Our asset quality continued to improve over the past year to historically strong levels. Along with the reduction of non-performing loans in 2019 to only $3.4 million, or 0.05% of total assets, with no past due multi-family, commercial real estate or construction loans outstanding, our residential loan delinquencies declined by two thirds.”

Non-interest income was $3.7 million for the quarter ended December 31, 2019, up from $2.8 million for the quarter ended September 30, 2019 and $135,000 for the quarter ended December 31, 2018. Non-interest income increased $833,000, or 29.2%, compared to the quarter ended September 30, 2019, primarily due to a $930,000 gain on marketable equity securities, net, reflecting increases in market valuations in the fourth quarter of 2019 compared to a $463,000 loss on marketable equity securities, net, in the third quarter of 2019, partially offset by decreases of $453,000 in loan fees. The decrease in loan fees is due primarily to $308,000 of loan swap fee income recognized in the third quarter of 2019. Compared to the quarter ended December 31, 2018, non-interest income increased $3.5 million primarily due to a $930,000 gain on marketable equity securities, net, in the fourth quarter of 2019 compared to a $2.7 million loss on marketable equity securities, net, in the fourth quarter of 2018. For the year ended December 31, 2019, non-interest income increased $4.3 million, or 47.9%, to $13.3 million from $9.0 million for the year ended December 31, 2018, primarily due to a $2.0 million gain on marketable equity securities, net, reflecting increases in market valuations for the year ended December 31, 2019, compared to a $2.1 million loss on marketable equity securities, net, for the year ended December 31, 2018.

Non-interest expenses were $25.3 million, or 1.59% of average assets for the quarter ended December 31, 2019, compared to $23.8 million, or 1.50% of average assets for the quarter ended September 30, 2019 and $23.6 million, or 1.59% of average assets for the quarter ended December 31, 2018. Non-interest expenses increased $1.4 million, or 5.9%, compared to the quarter ended September 30, 2019, due primarily to increases of $621,000 in salaries and employee benefits, $245,000 in deposit insurance, $178,000 in professional services, $158,000 in general and administrative and $132,000 in marketing and advertising. Non-interest expenses increased $1.6 million, or 6.9%, compared to the quarter ended December 31, 2018, due primarily to increases of $1.1 million in salaries and employee benefits, $477,000 in occupancy and equipment, $242,000 in data processing and $132,000 in other general and administrative, partially offset by a decrease of $321,000 in deposit insurance. For the year ended December 31, 2019, non-interest expenses increased $5.2 million, or 5.5%, to $100.0 million from $94.8 million for the year ended December 31, 2018, due primarily to increases of $2.5 million in salaries and employee benefits, $1.8 million in occupancy and equipment, $1.2 million in data processing, $574,000 in marketing and advertising and $262,000 in other general and administrative, partially offset by decreases of $800,000 in deposit insurance and $201,000 in professional services. The decreases in deposit insurance reflect the application of $1.2 million in Small Bank Assessment Credits by the Federal Deposit Insurance Corporation for the third and fourth quarters of 2019. The increases in salaries and employee benefits were primarily due to annual increases in employee compensation, payroll taxes and employee benefits, while the increases in occupancy and equipment expenses and data processing include costs associated with the expansion of our branch network, including one new branch that opened late in the first quarter of 2018, three new branch openings in the fourth quarter of 2018, one new branch opened in July 2019, and one new branch opened in December 2019. The Company’s efficiency ratio was 54.44% for the quarter ended December 31, 2019 compared to 50.18% for the quarter ended September 30, 2019 and 52.52% for the quarter ended December 31, 2018. For the year ended December 31, 2019, the efficiency ratio was 54.29% compared to 53.95% for the year ended December 31, 2018.

Mr. Gavegnano added, “In 2019, we effectively maintained our efficiency ratio at 54% while improving our ratio of non-interest expenses to average assets to 1.59% from 1.68% for 2018, even with the addition of six new branches over the last two years. In December, we celebrated the opening of our 40th branch in Boston’s Brighton neighborhood, and our demonstrated growth and overhead management strategies will continue as we plan the opening of three new branches planned in the first half of 2020 in the metropolitan Boston area communities of Salem, Woburn and Brookline.”

The Company recorded a provision for income taxes of $5.5 million for the quarter ended December 31, 2019, reflecting an effective tax rate of 24.4%, compared to $6.5 million, or an effective tax rate of 24.8%, for the quarter ended September 30, 2019, and $2.7 million, or an effective tax rate of 18.2%, for the quarter ended December 31, 2018. For the year ended December 31, 2019, the provision for income taxes was $21.8 million, reflecting an effective tax rate of 24.5%, compared to $15.0 million, or an effective tax rate of 21.2%, for the year ended December 31, 2018.

Total assets were $6.344 billion at December 31, 2019, down $19.4 million, or 0.3%, from $6.363 billion at September 30, 2019 and up $165.1 million, or 2.7%, from $6.179 billion at December 31, 2018. Net loans were $5.698 billion at December 31, 2019, down $80,000 from September 30, 2019, and up $104.1 million, or 1.9%, from December 31, 2018. The net decrease in loans for the quarter ended December 31, 2019 reflects commercial loan payoffs totaling $173.0 million, comprised of $59.8 million in the multi-family, $54.6 million in the commercial real estate, $2.4 million in the commercial and industrial and $56.2 million in the construction loan categories. Loan originations totaled $361.1 million during the quarter ended December 31, 2019 and $1.098 billion during the year ended December 31, 2019. The net increase in loans for the year ended December 31, 2019 was primarily due to increases of $74.7 million in commercial real estate loans, $20.4 million in construction loans, $19.4 million in home equity lines of credit and $12.0 million in one- to four-family loans, partially offset by decreases of $20.1 million in commercial and industrial loans and $7.1 million in multi-family loans. These balance changes reflect commercial loan payoffs totaling $612.5 million and construction loans that converted to permanent status totaling $340.1 million during the year ended December 31, 2019. Cash and due from banks was $406.4 million at December 31, 2019, an increase of $34.4 million, or 9.2% from December 31, 2018. Securities, at fair value, were $30.3 million at December 31, 2019, a decrease of $277,000, or 0.9%, from $30.6 million at December 31, 2018.

Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). During the year ended December 31, 2019, premises and equipment, net increased $20.7 million to $65.8 million and accrued expenses and other liabilities increased $26.4 million to $59.3 million at December 31, 2019, reflecting the recognition of operating lease assets and liabilities totaling $17.7 million based on the present value of future minimum lease payments as required by ASU No. 2016-02.

Total deposits were $4.921 billion at December 31, 2019, down $34.2 million, or 0.7%, from $4.956 billion at September 30, 2019 and up $37.3 million, or 0.8%, from $4.884 billion at December 31, 2018. The net decrease in deposits for the quarter ended December 31, 2019 reflects a $70.4 million decrease in certificates of deposit including a $26.6 million reduction in brokered deposits. Core deposits, which exclude certificates of deposit, increased $153.5 million, or 4.8%, during the year ended December 31, 2019 to $3.352 billion, or 68.1% of total deposits. Certificates of deposit decreased $116.2 million, or 6.9%, during the year ended December 31, 2019 to $1.570 billion, or 31.9% of total deposits. Total borrowings were $636.2 million, down $370,000, or 0.1%, from September 30, 2019 and up $49.4 million, or 8.4%, from December 31, 2018.

Total stockholders’ equity increased $14.6 million, or 2.1%, to $726.6 million at December 31, 2019 from $712.0 million at September 30, 2019, and $51.9 million, or 7.7%, from $674.7 million at December 31, 2018. The increase for the year ended December 31, 2019 was primarily due to net income of $67.0 million and $7.1 million related to stock-based compensation plans, partially offset by dividends of $0.29 per share totaling $14.8 million and the repurchase of 428,820 shares of the Company’s common stock related to the stock repurchase programs at a total cost of $7.3 million. Stockholders’ equity to assets was 11.45% at December 31, 2019, compared to 11.19% at September 30, 2019 and 10.92% at December 31, 2018. Book value per share increased to $13.61 at December 31, 2019 from $12.60 at December 31, 2018. Tangible book value per share increased to $13.19 at December 31, 2019 from $12.17 at December 31, 2018. Market price per share increased $5.77 or 40.3%, to $20.09 at December 31, 2019 from $14.32 at December 31, 2018. At December 31, 2019, the Company and the Bank continued to exceed all regulatory capital requirements.

The Company did not repurchase any of its shares during the quarter ended December 31, 2019. As of December 31, 2019, the Company has repurchased 324,544 shares of its stock at an average price of $17.32, or 24.50%, of the 1,324,544 shares authorized for repurchase under the Company’s repurchase program adopted in April 2019 and amended in October 2019. As of December 31, 2019, 1,000,000 shares remain available for repurchase under the plan. The Company has repurchased 3,698,165 shares at an average price of $15.11 per share since August 2015.

Mr. Gavegnano concluded, “Our Board of Directors voted to expand our repurchase program by one million shares in the fourth quarter to enable opportunistic stock repurchases, along with the increase in our quarterly dividend by $0.01 per share, or 14%, to $0.08 per share as paid on January 2, 2020, as we continue our focus on initiatives to enhance stockholder value.”

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 40 branches in the greater Boston metropolitan area, including 39 full-service locations and one mobile branch. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2019	September 30, 2019	December 31, 2018
	(Dollars in thousands)
ASSETS
Cash and due from banks	$406,382	$428,061	$371,995
Certificates of deposit	247	247	5,247
Securities available for sale, at fair value	15,076	15,799	17,159
Marketable equity securities, at fair value	15,243	14,313	13,437
Federal Home Loan Bank stock, at cost	28,947	28,947	29,187
Loans held for sale	2,455	1,828	409
Loans:
One- to four-family	659,366	667,385	647,367
Home equity lines of credit	69,491	66,495	50,087
Multi-family	1,003,418	1,069,312	1,010,521
Commercial real estate	2,696,671	2,687,614	2,621,979
Construction	707,370	656,615	686,948
Commercial and industrial	604,889	594,683	625,018
Consumer	12,196	12,017	10,953
Total loans	5,753,401	5,754,121	5,652,873
Allowance for loan losses	(50,322)	(50,831)	(53,231)
Net deferred loan origination fees	(5,539)	(5,670)	(6,239)
Loans, net	5,697,540	5,697,620	5,593,403
Bank-owned life insurance	41,155	41,267	40,734
Premises and equipment, net	65,841	65,582	45,140
Accrued interest receivable	14,481	14,305	14,267
Deferred tax asset, net	16,726	18,393	18,196
Goodwill	20,378	20,378	20,378
Core deposit intangible	2,123	2,254	2,653
Other assets	17,100	14,146	6,478
Total assets	$6,343,694	$6,363,140	$6,178,683

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$524,154	$514,941	$483,777
Interest-bearing demand deposits	1,269,211	1,262,552	1,190,346
Money market deposits	675,702	689,324	729,174
Regular savings and other deposits	882,550	848,582	794,813
Certificates of deposit	1,569,916	1,640,303	1,686,074
Total deposits	4,921,533	4,955,702	4,884,184
Short-term borrowings	—	—	50,000
Long-term debt	636,245	636,615	536,880
Accrued expenses and other liabilities	59,329	58,841	32,965
Total liabilities	5,617,107	5,651,158	5,504,029
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,377,506, 53,297,061 and 53,541,429 shares issued at December 31, 2019, September 30, 2019 and December 31, 2018, respectively	534	533	535
Additional paid-in capital	377,213	375,618	378,583
Retained earnings	365,742	352,758	313,521
Accumulated other comprehensive income (loss)	(147)	48	(348)
Unearned compensation - ESOP, 2,313,509, 2,343,949 and 2,435,272 shares at December 31, 2019, September 30, 2019 and December 31, 2018, respectively	(16,755)	(16,975)	(17,637)
Total stockholders' equity	726,587	711,982	674,654
Total liabilities and stockholders' equity	$6,343,694	$6,363,140	$6,178,683

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended			Years Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$64,801	$66,121	$59,424	$256,603	$219,162
Interest on debt securities:
Taxable	96	101	115	415	482
Tax-exempt	13	12	13	51	56
Dividends on equity securities	109	137	121	493	504
Interest on certificates of deposit	1	18	82	74	530
Other interest and dividend income	1,811	2,136	1,957	8,467	6,938
Total interest and dividend income	66,831	68,525	61,712	266,103	227,672
Interest expense:
Interest on deposits	18,996	20,178	17,090	78,978	54,634
Interest on short-term borrowings	—	1	183	296	191
Interest on long-term debt	4,181	4,129	2,266	13,891	8,412
Total interest expense	23,177	24,308	19,539	93,165	63,237
Net interest income	43,654	44,217	42,173	172,938	164,435
Provision (reversal) for loan losses	(504)	(2,978)	3,563	(2,561)	7,848
Net interest income, after provision (reversal) for loan losses	44,158	47,195	38,610	175,499	156,587
Non-interest income:
Customer service fees	2,407	2,428	2,371	9,220	9,065
Loan fees (costs)	(17)	436	41	549	479
Mortgage banking gains, net	69	99	25	309	295
Gain (loss) on marketable equity securities, net	930	(463)	(2,698)	2,016	(2,066)
Income from bank-owned life insurance	281	285	281	1,127	1,109
Gain on life insurance distribution	—	52	110	52	110
Other income	12	12	5	40	11
Total non-interest income	3,682	2,849	135	13,313	9,003
Non-interest expenses:
Salaries and employee benefits	15,722	15,101	14,648	61,371	58,866
Occupancy and equipment	3,691	3,657	3,214	14,594	12,759
Data processing	2,074	2,026	1,832	8,079	6,915
Marketing and advertising	1,151	1,019	1,252	4,631	4,057
Professional services	858	680	735	3,182	3,383
Deposit insurance	255	10	576	2,206	3,006
Merger and acquisition	—	—	—	—	114
Other general and administrative	1,512	1,354	1,380	5,960	5,698
Total non-interest expenses	25,263	23,847	23,637	100,023	94,798
Income before income taxes	22,577	26,197	15,108	88,789	70,792
Provision for income taxes	5,509	6,508	2,750	21,793	15,021
Net income	$17,068	$19,689	$12,358	$66,996	$55,771

Earnings per share:
Basic	$0.33	$0.39	$0.24	$1.31	$1.08
Diluted	$0.33	$0.38	$0.24	$1.30	$1.06
Weighted average shares outstanding:
Basic	51,027,229	50,923,760	51,530,878	51,030,318	51,498,203
Diluted	51,539,436	51,454,186	51,955,139	51,492,755	52,659,752

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,772,817	$65,525	4.50%	$5,840,885	$66,837	4.54%	$5,434,068	$60,100	4.39%
Securities and certificates of deposit	30,377	236	3.08	34,108	289	3.36	52,818	356	2.67
Other interest-earning assets (3)	388,136	1,811	1.85	335,400	2,136	2.53	321,924	1,957	2.41
Total interest-earning assets	6,191,330	67,572	4.33	6,210,393	69,262	4.42	5,808,810	62,413	4.26
Noninterest-earning assets	155,912			145,445			122,446
Total assets	$6,347,242			$6,355,838			$5,931,256
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,263,108	$5,169	1.62	$1,195,266	$5,258	1.75	$1,153,265	$4,716	1.62
Money market deposits	674,620	2,210	1.30	683,201	2,281	1.32	782,007	2,449	1.24
Regular savings and other deposits	861,523	2,834	1.31	870,677	3,199	1.46	597,827	1,829	1.21
Certificates of deposit	1,604,383	8,783	2.17	1,705,718	9,440	2.20	1,610,632	8,096	1.99
Total interest-bearing deposits	4,403,634	18,996	1.71	4,454,862	20,178	1.80	4,143,731	17,090	1.64
Borrowings	636,370	4,181	2.61	627,063	4,130	2.61	581,619	2,449	1.67
Total interest-bearing liabilities	5,040,004	23,177	1.82	5,081,925	24,308	1.90	4,725,350	19,539	1.64
Noninterest-bearing demand deposits	527,723			516,020			493,715
Other noninterest-bearing liabilities	57,400			52,663			33,036
Total liabilities	5,625,127			5,650,608			5,252,101
Total stockholders' equity	722,115			705,230			679,155
Total liabilities and stockholders' equity	$6,347,242			$6,355,838			$5,931,256
Net interest-earning assets	$1,151,326			$1,128,468			$1,083,460
Fully tax-equivalent net interest income		44,395			44,954			42,874
Less: tax-equivalent adjustments		(741)			(737)			(701)
Net interest income		$43,654			$44,217			$42,173
Interest rate spread (1)(4)			2.51%			2.52%			2.62%
Net interest margin (1)(5)			2.84%			2.87%			2.93%
Average interest-earning assets to average
interest-bearing liabilities		122.84%			122.21%			122.93%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,931,357	$18,996	1.53%	$4,970,882	$20,178	1.61%	$4,637,446	$17,090	1.46%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,567,727	$23,177	1.65%	$5,597,945	$24,308	1.72%	$5,219,065	$19,539	1.49%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended December 31, 2019, September 30, 2019 and December 31, 2018, yields on loans before tax-equivalent adjustments were 4.45%, 4.49% and 4.34%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.86%, 3.12% and 2.49%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.28%, 4.38% and 4.22%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018 was 2.46%, 2.48% and 2.58%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018 was 2.80%, 2.82% and 2.88%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Years Ended
	December 31, 2019			December 31, 2018
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Cost (1)	Balance	Interest (1)	Cost (1)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,779,924	$259,427	4.49%	$5,119,102	$221,652	4.33%
Securities and certificates of deposit	34,343	1,109	3.23	69,091	1,678	2.43
Other interest-earning assets (3)	341,786	8,467	2.48	319,758	6,938	2.17
Total interest-earning assets	6,156,053	269,003	4.37	5,507,951	230,268	4.18
Noninterest-earning assets	138,983			120,720
Total assets	$6,295,036			$5,628,671

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,215,989	$20,951	1.72	$1,106,332	$15,025	1.36
Money market deposits	683,051	8,797	1.29	845,781	9,490	1.12
Regular savings and other deposits	901,650	13,796	1.53	400,951	2,175	0.54
Certificates of deposit	1,648,089	35,434	2.15	1,513,174	27,944	1.85
Total interest-bearing deposits	4,448,779	78,978	1.78	3,866,238	54,634	1.41
Borrowings	593,711	14,187	2.39	576,949	8,603	1.49
Total interest-bearing liabilities	5,042,490	93,165	1.85	4,443,187	63,237	1.42
Noninterest-bearing demand deposits	505,520			489,887
Other noninterest-bearing liabilities	46,250			28,191
Total liabilities	5,594,260			4,961,265
Total stockholders' equity	700,776			667,406
Total liabilities and stockholders' equity	$6,295,036			$5,628,671
Net interest-earning assets	$1,113,563			$1,064,764
Fully tax-equivalent net interest income		175,838			167,031
Less: tax-equivalent adjustments		(2,900)			(2,596)
Net interest income		$172,938			$164,435
Interest rate spread (1)(4)			2.52%			2.76%
Net interest margin (1)(5)			2.86%			3.03%
Average interest-earning assets to average
interest-bearing liabilities		122.08%			123.96%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,954,299	$78,978	1.59%	$4,356,125	$54,634	1.25%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,548,010	$93,165	1.68%	$4,933,074	$63,237	1.28%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the year ended December 31, 2019 and 2018, yields on loans before tax-equivalent adjustments were 4.44% and 4.28%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 3.01% and 2.28%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.32% and 4.13%, respectively. Interest rate spread before tax-equivalent adjustments for the year ended December 31, 2019 and 2018 was 2.47% and 2.71%, respectively, while net interest margin before tax-equivalent adjustments for the year ended December 31, 2019 and 2018 was 2.81% and 2.99%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended			Years Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Key Performance Ratios
Return on average assets (1)	1.08%	1.24%	0.83%	1.06%	0.99%
Return on average equity (1)	9.45	11.17	7.28	9.56	8.36
Interest rate spread (1) (2)	2.51	2.52	2.62	2.52	2.76
Net interest margin (1) (3)	2.84	2.87	2.93	2.86	3.03
Non-interest expense to average assets (1)	1.59	1.50	1.59	1.59	1.68
Efficiency ratio (4)	54.44	50.18	52.52	54.29	53.95

	December 31, 2019	September 30, 2019	December 31, 2018
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$3,082	$3,600	$5,888
Home equity lines of credit	—	—	—
Multi-family	—	—	—
Commercial real estate	—	—	342
Commercial and industrial	323	350	676
Total non-accrual loans	3,405	3,950	6,906
Foreclosed assets	—	—	—
Total non-performing assets	$3,405	$3,950	$6,906

Allowance for loan losses/total loans	0.87%	0.88%	0.94%
Allowance for loan losses/non-accrual loans	1,477.89	1,286.86	770.79
Non-accrual loans/total loans	0.06	0.07	0.12
Non-accrual loans/total assets	0.05	0.06	0.11
Non-performing assets/total assets	0.05	0.06	0.11

Capital and Share Related
Stockholders' equity to total assets	11.45%	11.19%	10.92%
Book value per share	$13.61	$13.36	$12.60
Tangible book value per share (5)	$13.19	$12.93	$12.17
Market value per share	$20.09	$18.75	$14.32
Shares outstanding	53,377,506	53,297,061	53,541,429

(1)	Quarterly amounts are annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)

The efficiency ratio is a non-GAAP measure representing non-interest expense, excluding merger and acquisition expenses, divided by the sum of net interest income and non-interest income excluding gains and losses on marketable equity securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains and losses on marketable equity securities as management deems them to be either discretionary or market driven and not representative of operating performance. We have removed merger and acquisition expenses as management deems them to be not representative of operating performance. Presented on a basis including merger and acquisition expenses and gains and losses on marketable equity securities and gains and losses on sales of securities available for sale, the efficiency ratio was 53.37%, 50.67% and 55.87% for the quarters ended December 31, 2019, September 30, 2019, and December 31, 2018, respectively and 53.70% and 54.66% for the years ended December 31, 2019 and 2018, respectively.

(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.